ENERGY CORPORATION OF AMERICA ENTERS INTO AGREEMENT TO SELL A TERM ROYALTY
                 INTEREST TO BLACK STONE MINERALS COMPANY, L.P.


DENVER, MAY 18, 2005 - Energy Corporation of America (ECA) announced today that it has entered into an agreement to sell a Term Royalty Interest in certain natural gas producing properties to Black Stone Minerals Company, L.P. (Black Stone) and certain of its affiliates including Black Stone Acquisitions Partners II, L.P

On April 5, 2005, ECA created Appalachian Gas Royalty Trust and filed an S-1 Registration Statement with the SEC. Black Stone, one of the largest private fee mineral and royalty owners in the U.S., entered into negotiations with ECA and agreed to purchase the assets for $155 million acquiring a 90 percent royalty interest in 312 producing gas wells located in the Appalachian Basin in West Virginia, Pennsylvania and Kentucky. Black Stone will also acquire a 50 percent royalty interest in 180 development wells to be drilled by ECA in Kentucky and West Virginia. ECA will drill the development wells by March 31, 2008. The estimated proved reserves in the Term Royalty Interest are 45 BCF. The Term Royalty Interest has an effective date of January 1, 2005 and will extend for 20 years at which time the Term Royalty will revert to ECA.

"We are very pleased to be partners with a company with the proven expertise of Black Stone, and committed to making this a win/win transaction" said John Mork, CEO of Energy Corporation of America. "The proceeds from this sale will allow ECA to repay outstanding debts and invest in future exploration, development and production."

"This acquisition is a major step forward for Black Stone," said Thomas L. Carter, Jr., president of Black Stone. "We like the properties, which have historically had stable production profiles and productive lives in excess of 25 years. The properties compliment our existing portfolio of assets and are consistent with the business model that we have established that is intended to earn our investors and limited partners superior returns."

ECA is a privately held energy company engaged in the exploration, development, production, gathering, aggregation and sale of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast region in the United States and in New Zealand. ECA owns and operates over 5,000 gas and oil wells in the United States. Raymond James acted as ECA's financial advisor for the development of the Trust and the sale of the Term Royalty Interest.

Black Stone is one of the largest privately owned mineral companies in the United States. Along with its limited partners and other investors, Black Stone now owns interests in approximately 13 million gross mineral and royalty acres in virtually every significant onshore exploration basin in the lower 48 states, with interests in approximately 15,000 wells producing in excess of 3.1 million barrels of oil equivalent per year. Randall & Dewey, A division of Jefferies & Company Inc., acted as advisor to Black Stone on this transaction.